Exhibit 5.1

November 1, 2006

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Re:	Legality of the 6.15% Notes due 2036, Series B of Lockheed Martin Corporation

Ladies and Gentlemen:

We have acted as counsel for Lockheed Martin Corporation (the “Corporation”), a Maryland corporation, in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed exchange of up to $1,079,230,000 aggregate principal amount of the Corporation’s 6.15% Notes due 2036, Series B, to be registered under the Act (the “New Notes”) for a like principal amount of the Corporation’s issued and outstanding 6.15% Notes due 2036, that have not been registered under the Act (the “Old Notes”).

In so acting, we have reviewed the Indenture dated as of August 30, 2006 between the Corporation and The Bank of New York, as trustee (the “Indenture”). We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture and the New Notes have been duly authorized by all requisite action by the Trustee and that the Indenture has been duly executed and delivered by the Trustee, and is a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

This opinion is limited in all respects to the laws of the State of Maryland, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

Lockheed Martin Corporation

November 1, 2006

1. The Indenture has been duly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

2. The New Notes have been duly authorized by the Corporation and, when executed and delivered by the Corporation and duly authenticated in accordance with the terms of the Indenture and delivered in exchange for the Old Notes, will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

Very truly yours,

/s/ KING & SPALDING LLP